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                                                                    EXHIBIT 4.1




                           U.S. Robotics Corporation

                  1996 STOCK OPTION PLAN FOR ISRAELI EMPLOYEES


1.   PURPOSE OF PLAN

     This 1996 Stock Option Plan for Israeli Employees (the "Plan") is intended as an incentive to retain, in the employ of U.S. Robotics Corporation (the "Company") and its subsidiaries, now or hereafter existing, including but not limited to Scorpio Communications, Ltd., those key employees who are employed and reside in the State of Israel, and to attract new employees in the State of Israel whose services are considered unusually valuable. The Plan further seeks to encourage the sense of proprietorship of all such persons, and to stimulate the active interest of such persons in the development and financial success of the Company. Stock options ("Options") granted under the Plan may contain such terms as will (a) allow the Options granted in substitution for certain options granted by Scorpio Communications Ltd. under its 1993 Stock Option Plan and delivered to the Escrow Agent prior to September 1, 1994, and the shares of Company Common Stock purchased pursuant to such options to be recognized pursuant to Section 102 of the Israel Income Tax Ordinance (New Version), as amended (the "Ordinance") and to comply with the Ordinance and its regulations and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 5349-1989 (the "Rules"), and (b) all other Options granted under the Plan and shares of Company Common Stock purchased thereunder to be treated as provided in Section 3(i) of the Ordinance and any applicable regulations, and subject to any conditions set by the Israeli Income Tax Commission ("ITC") in approvals obtained therefrom with regard to the Plan.

        Without limiting the generality of the foregoing, the Plan is intended to provide for the substitution of Options for options heretofore granted by Scorpio Communications, Ltd. pursuant to its 1993 and 1995 Stock Option Plans (the "Scorpio Options"), such substituted Options to have terms and conditions which are substantially identical to the terms and conditions of the outstanding Scorpio Options for which they are substituted, except that the substituted Options shall entitle the holder to purchase a number of shares of Company Common Stock determined by multiplying the Option Exchange Ratio determined in that certain Exchange Agreement dated as of July 2, 1996 between the Company, USR International, Inc., Scorpio and certain stockholders of Scorpio, as amended (as so amended, the "Exchange Agreement") times the number of ordinary shares of Scorpio issuable upon exercise of such Scorpio Options, for a price per share equal to the exercise price of the outstanding Scorpio Options divided by the Option Exchange Ratio.

2.   ADMINISTRATION OF PLAN

     The Board of Directors of the Company (the "Board") or a Stock Option Committee (the "Committee") appointed and maintained by the Board shall have the power to administer





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     the Plan.  The Committee shall consist of at least two members who shall serve at the pleasure of the Board and no member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein and in accordance with applicable law.

     The Board or the Committee shall have full power and authority: (i) to designate participants; (ii) to ensure compliance with the Ordinance and the Rules, and with any conditions set by the ITC; (iii) to determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, provisions concerning the time or times when and to the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iv) to accelerate the right of an optionee to exercise in whole or in part any previously granted Option; and (v) to interpret the provisions and supervise the administration of the Plan.

     The Board or the Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the Plan.

     All decisions and elections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or Committee relating to any Option to be granted to that member.
     Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

3.   DESIGNATION OF PARTICIPANTS

     The persons eligible for participation in the Plan as recipients of Options shall include only key employees of the Company or of any subsidiary of the Company who are residents of Israel. A person who has been granted an Option hereunder may be granted additional Options, if the Board or the Committee shall so determine.

     Notwithstanding the foregoing, participants under the Plan shall include all holders of Scorpio Options which are





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     outstanding at the Effective Time of the exchange pursuant to the Exchange
     Agreement.

     The Options and the Option Shares, as the case may be, shall be held in escrow for the benefit of such employees by an escrow agent approved for such purpose by the Israel Income Tax Authority (the "Escrow Agent").

4.   SHARES RESERVED FOR THE PLAN

     Subject to adjustment as provided in Paragraph 9 hereof, a total of 328,000 shares of common stock, $0.01 par value per share, of the Company ("Option Shares") shall be subject to the Plan.

     The shares subject to the Plan shall consist of unissued shares, and such number of shares shall be, and hereby is, reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the shares theretofore subject to such Option may again be subjected to Option under the Plan.

5.   OPTION PRICE

     5.1 The purchase price of each Option Share issuable upon exercise of a substituted Option shall equal the quotient of the price under the Scorpio Option for which such Option is substituted divided by the Option Exchange Ratio determined pursuant to the Exchange Agreement.

     5.2 The purchase price of each Option Share issuable upon exercise of any Option granted under this Plan other than Options substituted for outstanding Scorpio Options shall be determined by the Board or the Committee, in each case in its sole discretion.

6.   PAYMENT

     6.1 The option price shall be payable upon the exercise of the Option in cash, by check, or other form satisfactory to the Board or the Committee.

     6.2 The Company may elect, but shall have no obligation, to provide loans to employees to assist them in purchasing





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          the shares upon exercise of the Option on terms and conditions approved by the Board of Directors and subject to applicable law.

     6.3 To the extent required by Section 102 of the Ordinance, the grantee shall waive a portion of his salary payment in consideration for the Options granted to him.

7.   USE OF PROCEEDS

     The proceeds of the sale of the Option Shares are to be added to the general funds of the Company and used for its general corporate purposes.

8.   APPLICATION OF SECTION 102 OF THE ORDINANCE.

     The following provisions shall apply to any Options or Option Shares subject to Section 102 of the Ordinance.

     8.1 The Escrow Agent and each employee participating in the Plan shall comply with the Ordinance and Rules and with the escrow agreement entered into between the Company and the Escrow Agent.

     8.2 Each participant shall be obligated to immediately notify the Company and the Escrow Agent of his request, if any, to the Income Tax authority pursuant to Rule 6(b) of the Rules in the event the Option Shares underlying the Options are registered on any stock exchange. Notwithstanding the fact that the Parties acknowledge that the Option Shares are of a class that is listed for trading on the Nasdaq National Market, nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

     8.3 The Options and the Option Shares, as the case may be, shall be issued to and held by the Escrow Agent for the benefit of the employee for two years from the date of the grant of the Option. After the two-year holding period and subject to any further period included in this Plan, or the agreement with the employee, the Escrow Agent may release the Options or Option Shares to the employee only after the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the employee has paid any applicable tax due pursuant to the Ordinance and Rules.

     8.4 In the event a share dividend (bonus shares) is declared on Option Shares, such dividend shares shall be subject to the provisions of this Plan as provided in Paragraph 10.3 hereof and the holding period for such dividend shares shall be measured from the commencement





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          of the holding period for Option Shares from which the dividend was declared.

     8.5 The exemption under Section 102 of the Ordinance shall be forfeited and the employee shall be required to pay any applicable tax promptly at such time as (i) the employee's employment is terminated during the two-year holding period (other than because of death or some other special reason beyond the control of the Employee and acceptable to the Income Tax Authority); (ii) the Company or the employee fails to comply with one or more of the conditions for the exemption as required by the Ordinance, Rules or Income Tax Authority; (iii) the Income Tax Authority withdraws or cancels the exemption for the Plan or for the particular employee. Notwithstanding the loss of an exemption, the Escrow Agent shall continue to hold the Option Shares or Option (to the extent the Option remains exercisable following termination of employment) for the remainder of the applicable holding period under Section 102 of the Ordinance.

 9.   COMPLIANCE WITH SECTION 102 OF THE ORDINANCE GENERALLY

     9.1 The Escrow Agent and each employee participating in the Plan shall comply with the Ordinance and applicable regulations and conditions set by the ITC and with the escrow agreement entered into between the Company and the Escrow Agent.

     9.2 Each participant shall be obligated to immediately notify the Company and the Escrow Agent of any communication given by such participant to the Income Tax authority, and of any event that requires any such notice from, or any action by, the Company or the Escrow Agent, pursuant to any Rule or otherwise.

     9.3 The Options and the Option Shares, as the case may be, shall be issued to and held by the Escrow Agent for the benefit of the employee, until the Option is exercised. Upon any exercise of the Option, the Escrow Agent shall withhold the applicable tax under the Ordinance at a 50% rate (or such other rate as may be approved in writing by an authorized officer of the Income tax authority). Thereafter, subject to any further restrictions included in this Plan, or the agreement with the employee, the Escrow Agent may release the Options or Option Shares to the employee.

     9.4 In the event a share dividend (bonus shares) is declared on Option Shares, such dividend shares shall be subject to the provisions of this Plan as provided in Paragraph 10.3 hereof and shall be treated as provided in this Section 9.

10.   ADJUSTMENTS

    10.1 If the Company is separated or reorganized, or merged, consolidated or amalgamated with or into another corporation while unexercised Options remain outstanding under the Plan, there shall be substituted for the Option Shares subject to the appropriate number of shares or each class of shares of other securities of the separated or reorganized, or merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such share; provided, however, that all such Options may be exercised in full by the optionees as of the effective date of any such separation, reorganization, merger, consolidation or amalgamation, by the optionees giving notice in writing to the Company of their intention to so exercise.

    10.2 If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then all such outstanding Options may be exercised in full by the optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 11.1, by the optionees giving notice in writing to the Company of their intention to so exercise.

    10.3 If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock





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          dividend, stock split, combination or exchange of shares,
          recapitalization, extraordinary dividend payable in shares of a corporation other than the Company, or otherwise in cash, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Option Shares subject to any Options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Option Shares without changing the aggregate option price; provided, however, that no adjustment shall be made by reason of the grant of preemptive subscription rights on outstanding shares.

11.   TERMS AND EXERCISE OF OPTIONS

     11.1 Each Option granted under this Plan shall be exercisable as set out in this Section. Such provisions shall be included in the option agreement evidencing the Options. However, no Option shall be exercisable after the expiration of ten (10) years from the date of grant.

          Unless otherwise decided by the Board or the Committee (regarding a particular optionee or generally), the Options shall become exercisable in five (5) equal annual installments, starting twelve months from the date of the grant. Unexercised Options may be exercised in subsequent years, subject to the terms of the Plan and the applicable Option Agreement.

     11.2 Options granted under the Plan shall not be transferable by optionees other than by will or the laws of descent and distribution, and during optionee's lifetime shall be exercisable only by that optionee.

     11.3 Without derogating from the aforementioned, Options will terminate at such time and under such circumstances as the Board or the Committee determine. The Options will expire and may not be exercised after the termination of employment unless (i) prior to the date of such termination, the Board or the Committee shall authorize, in the relevant option agreement or otherwise, an extension of the term of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable, (ii) termination is without cause, in which event any vested Options still in force and unexpired may be exercised within a period of ninety (90) days from the date of such termination, but only





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          with respect to the number of shares purchasable at the time of such termination, (iii) termination is the result of death or disability, in which event any vested Options still in force and unexpired may be exercised within a period of not less than six (6) months from the date of termination, but only with respect to the number of shares purchasable at the time of such termination, or (iv) termination of employment is the result of retirement under any deferred compensation agreement or retirement plan of the Company or of any subsidiary of the Company or after age 60, while Options granted hereunder are still in force and unexpired, in which case the Board or Committee shall have the discretion to permit any unmatured installments of the Options to be accelerated as of the later of the date of retirement or a date one year following the date of grant, and the Options shall thereupon be exercisable in full, without regard to the installment exercise provisions of Paragraph 11.1, in which event any such vested Options still in force and unexpired may be exercised at any time within a period of two (2) years from the date of such termination, but not to exceed the period during which the Options by their terms would otherwise have been exercisable.

     11.4 The holders of Options shall not be entitled to or have any of the rights or privileges of stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until the Escrow Agent has transferred the shares to the employee after the applicable holding period and until such time the Escrow Agent will vote any of the Option Shares which are issued and outstanding and otherwise entitled to vote as directed by the Board.

     11.5 Any form of option agreement authorized by the Plan may contain such other provisions as the Board or the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Board or the Committee may, with the consent of the optionee, from time to time, cancel all or any portion of any Options then subject to exercise, and the Company's obligation in respect of such Options may be discharged by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the shares at the date of such cancellation subject to the portion of the Option so cancelled over the aggregate purchase price of such shares, (ii) the issuance or transfer to the optionee of shares with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with





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          a combined value equal to any such excess, all as determined by the
          Board or the Committee in its sole discretion.

     11.6 Options shall be exercised by the optionee by giving written notice to the Company, which exercise shall be effective upon receipt of such notice by the Secretary of the Company at its principal office. The notice shall specify the number of shares with respect to which the Option is being exercised.

12.  TAX CONSEQUENCES

     All tax liability regarding the issue of the Options and the Option Shares shall be borne by the optionees.

13.  PURCHASE FOR INVESTMENT

     Unless Option Shares have been registered under the United States Securities Act of 1993 or the Securities Law of 1968, as amended, or the Company has determined that such registration is unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that he is acquiring such Option Shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

14.  TERM DATE OF PLAN

     The Plan shall be effective as of July 1, 1996 and shall terminate on June 30, 2006.

15.  AMENDMENTS OR TERMINATION

     The Board may amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option theretofore granted without his consent.

16.  APPLICABLE LAWS AND GOVERNMENT REGULATIONS

     The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares or cash under such Options, shall be subject to all applicable law, rules and regulations, to such approvals by any governmental agencies or national securities exchanges as may be required.





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17.   GOVERNING LAW

     This Plan shall be deemed made in the State of Delaware and shall be governed by, and construed and enforced in accordance with, the laws of Delaware applicable to stock options granted by Delaware corporations, provided that Option agreements made with Israeli residents under the Plan and all matters relating to or affecting the tax obligations and liabilities of optionees shall be governed by, and construed and enforced in accordance with, the applicable laws of Israel, and contracts made and to be performed therein, in each case without giving effect to the principles of conflict of laws.





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